                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                            ______________________

                                 SCHEDULE 13D
                   Under the Securities Exchange Act of 1934

                               (Amendment No. 1)


                                Wavephore, Inc.
                             ---------------------
                               (Name of Issuer)


                          Common Stock, no par value
                          ---------------------------
                        (Title of Class of Securities)


                                   943567107
                                ---------------
                                (CUSIP Number)


                             Andrew S. Paul, Esq.
                       c/o Tudor Investment Corporation
                        One Liberty Plaza (51st Floor)
                           New York, New York  10006
                                (212) 602-6700
                          ---------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)


                               November 3, 1997
                      -----------------------------------
            (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

--------------------
CUSIP NO. 943567107
--------------------
-----------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Tudor Investment Corporation
     TIN: 22-2514825
-----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                              (a)  [  ]
                                              (b)  [X ]
-----------------------------------------------------------------
3.   SEC USE ONLY

-----------------------------------------------------------------
4.   SOURCE OF FUNDS
     OO
-----------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                             [X ]
-----------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
------------------------------------------------------
                  7  SOLE VOTING POWER
  NUMBER OF          0
    SHARES        -----------------------------------
BENEFICIALLY      8  SHARED VOTING POWER
  OWNED BY           714,800
    EACH          -----------------------------------
 REPORTING        9  SOLE DISPOSITIVE POWER
   PERSON            0
    WITH          -----------------------------------

                  10 SHARED DISPOSITIVE POWER
                     714,800
-----------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON
                    714,800
-----------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES
                                                   [  ]
-----------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    4.1%
-----------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     CO
-----------------------------------------------------------------

--------------------
CUSIP NO. 943567107
--------------------
-----------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Paul Tudor Jones, II
     TIN:
-----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                              (a)  [  ]
                                              (b)  [X ]
-----------------------------------------------------------------
3.   SEC USE ONLY

-----------------------------------------------------------------
4.   SOURCE OF FUNDS
     OO
-----------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                               [  ]
----------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America
----------------------------------------------------------------------
                7  SOLE VOTING POWER
  NUMBER OF        0
    SHARES     -----------------------------------
BENEFICIALLY    8  SHARED VOTING POWER
  OWNED BY         777,400
    EACH       -----------------------------------
 REPORTING      9  SOLE DISPOSITIVE POWER
   PERSON          0
    WITH       -----------------------------------
               10  SHARED DISPOSITIVE POWER
                   777,400
-----------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON
                    777,400
-----------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES
                                                   [  ]
-----------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    4.5%
-----------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     IN
-----------------------------------------------------------------

--------------------
CUSIP NO. 943567107
--------------------
-----------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     The Raptor Global Fund Ltd.
     TIN:  n/a
-----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                              (a)  [  ]
                                              (b)  [X ]
-----------------------------------------------------------------
3.   SEC USE ONLY

-----------------------------------------------------------------
4.   SOURCE OF FUNDS
     OO
-----------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                             [  ]
-----------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION
     Cayman Islands
------------------------------------------------------------
                7  SOLE VOTING POWER
  NUMBER OF        0
    SHARES      -----------------------------------
BENEFICIALLY    8  SHARED VOTING POWER
  OWNED BY          293,100
    EACH       -----------------------------------
 REPORTING      9   SOLE DISPOSITIVE POWER
   PERSON          0
   WITH        ------------------------------------------
               10   SHARED DISPOSITIVE POWER
                    293,100
-----------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON
                    293,100
-----------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES
                                                   [  ]
-----------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    1.7%
-----------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     CO
-----------------------------------------------------------------

--------------------
CUSIP NO. 943567107
--------------------
-----------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     The Raptor Global Fund L.P.
     TIN: 13-3735415
-----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                              (a)  [  ]
                                              (b)  [X ]
-----------------------------------------------------------------
3.   SEC USE ONLY

-----------------------------------------------------------------
4.   SOURCE OF FUNDS
     OO
-----------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                             [  ]
-----------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
------------------------------------------------------
                7  SOLE VOTING POWER
  NUMBER OF        0
    SHARES     -----------------------------------
BENEFICIALLY    8  SHARED VOTING POWER
  OWNED BY         105,500
    EACH       -----------------------------------
 REPORTING      9  SOLE DISPOSITIVE POWER
   PERSON          0
    WITH       -----------------------------------
               10  SHARED DISPOSITIVE POWER
                   105,500
-----------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON
                    105,500
-----------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES
                                                   [  ]
-----------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    0.6%
-----------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     PN
-----------------------------------------------------------------

--------------------
CUSIP NO. 943567107
--------------------
-----------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Tudor Arbitrage Partners L.P.
     TIN:  13-3496979
-----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                              (a)  [  ]
                                              (b)  [X ]
-----------------------------------------------------------------
3.   SEC USE ONLY

-----------------------------------------------------------------
4.   SOURCE OF FUNDS
     OO
-----------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                             [  ]
-----------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
------------------------------------------------------
                7  SOLE VOTING POWER
  NUMBER OF        0
    SHARES     -----------------------------------
BENEFICIALLY    8  SHARED VOTING POWER
  OWNED BY         62,600
    EACH       -----------------------------------
 REPORTING      9  SOLE DISPOSITIVE POWER
   PERSON          0
    WITH       -----------------------------------
               10  SHARED DISPOSITIVE POWER
                   62,600
-----------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON
                    62,600
-----------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES
                                                   [  ]
-----------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    0.4%
-----------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     PN
-----------------------------------------------------------------

--------------------
CUSIP NO. 943567107
--------------------
-----------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Tudor Global Trading LLC
     TIN:  13-3862744
-----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                              (a)  [  ]
                                              (b)  [X ]
-----------------------------------------------------------------
3.   SEC USE ONLY

-----------------------------------------------------------------
4.   SOURCE OF FUNDS
     OO
-----------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                             [  ]
-----------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
------------------------------------------------------
                7  SOLE VOTING POWER
  NUMBER OF        0
    SHARES     -----------------------------------
BENEFICIALLY    8  SHARED VOTING POWER
  OWNED BY         62,600
    EACH       -----------------------------------
 REPORTING      9  SOLE DISPOSITIVE POWER
   PERSON          0
    WITH       -----------------------------------
               10  SHARED DISPOSITIVE POWER
                   62,600
-----------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON
                    62,600
-----------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES
                                                   [  ]
-----------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    0.4%
-----------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     OO
-----------------------------------------------------------------

--------------------
CUSIP NO. 943567107
--------------------
-----------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Tudor BVI Futures, Ltd.
     TIN: n/a
-----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                              (a)  [  ]
                                              (b)  [X ]
-----------------------------------------------------------------
3.   SEC USE ONLY

-----------------------------------------------------------------
4.   SOURCE OF FUNDS
     OO
-----------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                              [  ]
------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION
     British Virgin Islands
--------------------------------------------------------------------
               7  SOLE VOTING POWER
  NUMBER OF       0
    SHARES     -----------------------------------
BENEFICIALLY   8  SHARED VOTING POWER
  OWNED BY        270,000
    EACH       -----------------------------------
 REPORTING     9  SOLE DISPOSITIVE POWER
   PERSON         0
    WITH       -----------------------------------
               10 SHARED DISPOSITIVE POWER
                  270,000
-----------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON
                    270,000
-----------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES
                                                   [  ]
-----------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    1.6%
-----------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     CO
-----------------------------------------------------------------

--------------------
CUSIP NO. 943567107
--------------------
-----------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     The Upper Mill Capital Appreciation Fund Ltd.
     TIN:  n/a
-----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                              (a)  [  ]
                                              (b)  [X ]
-----------------------------------------------------------------
3.   SEC USE ONLY

-----------------------------------------------------------------
4.   SOURCE OF FUNDS
     OO
-----------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                            [  ]
------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     Cayman Islands
------------------------------------------------------------
               7  SOLE VOTING POWER
  NUMBER OF       0
    SHARES     -----------------------------------
BENEFICIALLY   8  SHARED VOTING POWER
  OWNED BY        46,200
    EACH       -----------------------------------
 REPORTING     9  SOLE DISPOSITIVE POWER
   PERSON         0
    WITH       -----------------------------------
               10 SHARED DISPOSITIVE POWER
                  46,200
-----------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON
                    46,200
-----------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES
                                                   [  ]
-----------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    0.3%
-----------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     CO
-----------------------------------------------------------------

Item 1.   Security and Issuer
          -------------------

          This Amendment No.1, dated November 5, 1997, to the Statement on
Schedule 13D, relates to the common stock, no par value per share ("Common Stock"), of Wavephore, Inc., an Indiana corporation (the "Company"), filed by Tudor Investment Corporation, a Delaware corporation ("TIC"), Paul Tudor Jones, II, a natural person and a citizen of the United States ("Mr. Jones"), The Raptor Global Fund Ltd., a company organized under the laws of the Cayman Islands ("Raptor Ltd."), The Raptor Global Fund L.P., a Delaware limited partnership ("Raptor L.P."), Tudor Arbitrage Partners L.P., a Delaware limited partnership ("TAP"), Tudor Global Trading LLC, a Delaware limited liability company ("TGT"), Tudor BVI Futures, Ltd., a corporation organized under the laws of the British Virgin Islands ("Tudor BVI") and The Upper Mill Capital Appreciation Fund Ltd., a company organized under the laws of the Cayman Islands ("Upper Mill", and collectively with TIC, Mr. Jones, Raptor Ltd., Raptor L.P., TAP, TGT and Tudor BVI, the "Reporting Persons").* The summary of information on the schedule attached hereto is qualified in its entirety by reference to such schedule, which is incorporated by reference herein.



          The Company's principal executive offices are located at 3311 North 44th Street, Phoenix, Arizona 85018 since October 1, 1997.


Item 5.   Interest in Securities of the Issuer.
          ------------------------------------

          Attached hereto as Schedule I is a list of the transactions by each of the Reporting Persons in Common Stock since October 1, 1997.

          Because TIC is the sole general partner of Raptor L.P. and provides investment advisory services to Raptor Ltd., Raptor L.P., Tudor BVI and Upper Mill, TIC may be deemed to beneficially own the shares of Common Stock owned by each of such Reporting Persons. TGT, as the sole general partner of TAP, may be deemed to beneficially own the shares of Common Stock owned by TAP. In addition, because Mr. Jones owns a majority of the capital stock and voting securities of TIC and indirectly owns a majority of the equity interests in TGT, Mr. Jones may be deemed to beneficially own the shares of Common Stock deemed beneficially owned by TIC and TGT.

          Based on the information contained in the Company's Registration Statement on Form S-3 filed with the Securities and Exchange Commission on October 29, 1997 that there were 17,313,670 shares of Common Stock issued and outstanding as of October 23, 1997, each Reporting Person beneficially owns (or, with respect to TIC, Mr. Jones and TGT, may be deemed to beneficially own) the number and percentage of outstanding shares of Common Stock listed in the responses to Items 11 and 13, respectively, of the cover page filed herewith for such Reporting Person. In

-----------------------------
* For purposes of this Statement on Schedule 13D the Reporting Persons have filed as a "group". Nevertheless, the Reporting Persons hereby disclaim that they are members of a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934 or for any other purpose.

addition, the number of shares of Common Stock beneficially owned (or, with respect to TIC, Mr. Jones and TGT, which may be deemed beneficially owned) by each Reporting Person with respect to which such Reporting Person (i) has sole voting power, (ii) shares voting power, (iii) has sole dispositive power and
(iv) shares dispositive power are listed in the responses to Items 7, 8, 9 and 10, respectively, of the cover page filed herewith for such Reporting Person. The voting and dispositive power is reported as shared because each of the Reporting Persons (other than TIC, TAP, TGT and Mr. Jones) has the power to remove TIC as its investment advisor or general partner. Each of the Reporting Persons (other than TIC, TGT and Mr. Jones) expressly disclaim beneficial ownership of the shares of Common Stock beneficially owned by any other Reporting Person and each of TIC, Mr. Jones and TGT disclaim beneficial ownership of the Common Stock beneficially owned by Raptor Ltd., Raptor L.P., TAP, Tudor BVI, Upper Mill and, in the case of TIC and Mr. Jones, TGT.

     Following the sales reported on Schedule I, none of the Reporting Persons remained the beneficial owner, pursuant to Rule 13(d)(1)(i), of more than 5% of the Common Stock of the Company.

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment No. 1 to the Statement on Schedule 13D is true, complete and correct.

Dated:  November 5, 1997


                            TUDOR INVESTMENT CORPORATION



                            By:   \s\ Andrew S. Paul
                                --------------------
                            Name:  Andrew S. Paul
                            Title: Vice President &
                                   General Counsel



                              \s\ Paul Tudor Jones, II
                            --------------------------
                            Paul Tudor Jones, II



                            THE RAPTOR GLOBAL FUND LTD.

                            By: TUDOR INVESTMENT CORPORATION,
                                  Trading Advisor


                                By:   \s\ Andrew S. Paul
                                    --------------------
                                Name:  Andrew S. Paul
                                Title: Vice President &
                                       General Counsel



                            THE RAPTOR GLOBAL FUND L.P.

                            By: TUDOR INVESTMENT CORPORATION,
                                  General Partner



                                By:   \s\ Andrew S. Paul
                                    --------------------
                                Name:  Andrew S. Paul
                                Title: Vice President &
                                       General Counsel

                            TUDOR ARBITRAGE PARTNERS L.P.

                            By: TUDOR GLOBAL TRADING LLC,
                                  General Partner



                                By:   \s\ Andrew S. Paul
                                    --------------------
                                Name:  Andrew S. Paul
                                Title: Vice President &
                                       General Counsel



                            TUDOR GLOBAL TRADING LLC



                            By:   \s\ Andrew S. Paul
                                --------------------
                            Name:  Andrew S. Paul
                            Title: Vice President &
                                   General Counsel



                            TUDOR BVI FUTURES, LTD.

                            By: TUDOR INVESTMENT CORPORATION,
                                  Trading Advisor



                                By:   \s\ Andrew S. Paul
                                    --------------------
                                Name:  Andrew S. Paul
                                Title: Vice President &
                                       General Counsel



                            THE UPPER MILL CAPITAL
                              APPRECIATION FUND LTD.

                            By: TUDOR INVESTMENT CORPORATION,
                                  Sub-Investment Manager


                                By:   \s\ Andrew S. Paul
                                    --------------------
                                Name:  Andrew S. Paul
                                Title: Vice President &
                                       General Counsel

                                                                      Schedule I

                                  TRANSACTIONS

        All shares of Common Stock were purchased or sold in open market transactions for cash.

Tudor BVI
---------

Date         Transaction  # Shares  $/Share
--------     -----------  --------  --------
10/08/97     Sale         13,000    $11.9100
10/31/97     Sale         3,500     $10.2713
10/31/97     Sale         20,900    $10.2833
11/03/97     Sale          8,700    $10.1938
11/04/97     Sale          5,600    $ 10.473
11/04/97     Sale         12,100    $ 10.446


Total Common Stock beneficially owned as of
the date of this Schedule 13D:  270,000

Raptor L.P.
-----------

Date         Transaction  # Shares  $/Share
--------     -----------  --------  --------
10/08/97     Sale         5,200     $11.9100
10/31/97     Sale         1,400     $10.2713
10/31/97     Sale         8,200     $10.2833
11/03/97     Sale         3,400     $10.1938
11/04/97     Sale         2,200     $ 10.473
11/04/97     Sale         4,800     $ 10.446

Total Common Stock beneficially owned as of
the date of this Schedule 13D:  105,500

TAP
---

Date         Transaction  # Shares  $/Share
--------     -----------  --------  --------
10/08/97     Purchase    13,800      $11.9100
10/31/97     Sale           800      $10.2713
10/31/97     Sale         4,800      $10.2833
11/03/97     Sale         2,100      $10.1938
11/04/97     Sale         1,300      $ 10.473
11/04/97     Sale         2,800      $ 10.446

Total Common Stock beneficially owned as of
the date of this Schedule 13D:  62,600

Raptor Ltd.
-----------

Date         Transaction  # Shares  $/Share
--------     -----------  --------  --------
10/08/97     Purchase      4,400     $11.9100
10/31/97     Sale          3,700     $10.2713
10/31/97     Sale         22,600     $10.2833
11/03/97     Sale          9,300     $10.1938
11/04/97     Sale          6,000     $ 10.473
11/04/97     Sale         13,200     $ 10.446

Total Common Stock beneficially owned as of
the date of this Schedule 13D:  293,100

Upper Mill
----------

Date         Transaction  # Shares  $/Share
--------     -----------  --------  --------
10/31/97     Sale           600     $10.2713
10/31/97     Sale         3,500     $10.2833
11/03/97     Sale         1,500     $10.1938
11/04/97     Sale           900     $ 10.473
11/04/97     Sale         2,100     $ 10.446

Total Common Stock beneficially owned as of
the date of this Schedule 13D:  46,200